Melissa.Shrewsbury@strasburger.com As filed with the Securities and Exchange Commission on July 8, 2011
Registration No. 333-84110

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GULFMARK OFFSHORE, INC.
(Exact name of registrant as specified in its charter)

Delaware	76-0526032
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
10111 Richmond Avenue, Suite 340
Houston, Texas 77042
(Address of principal executive offices)
GULFMARK OFFSHORE, INC.
EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Richard M. Safier
Vice President — General Counsel
GulfMark Offshore, Inc.
10111 Richmond Avenue, Ste 340
Houston, Texas 77042
(713) 963-9522
(Name, address and telephone number of agent for service)
Copies to:
W. Garney Griggs, Esq.
Strasburger & Price, LLP
1401 McKinney St., Ste 2200
Houston, Texas 77010
(713) 951-5600

Explanatory Note — Deregistration of Securities
     This Post-Effective Amendment No. 2 amends the Registration Statement on Form S-8, Registration No. 333-84110, filed by GulfMark Offshore, Inc. (the “Company”) on March 11, 2002 (the “Initial Registration Statement”), as previously amended by a Post-Effective Amendment No. 1 filed February 24, 2010 (collectively with the Initial Registration Statement, the “Registration Statement”). The Registration Statement covers shares of GulfMark Offshore, Inc. Class A Common Stock, $.01 par value per share (“Common Stock”), to be offered and sold under the GulfMark Offshore, Inc. Employee Stock Purchase Plan (the “ESPP”). Of the 400,000 shares of Common Stock reserved for issuance under the ESPP and covered by the Registration Statement, such share amount (which has been adjusted for the 2 for 1 stock split effected as a 100% stock dividend), as of July 8, 2011, 133,341 shares have previously been purchased under the ESPP.
     The Board of Directors of the Company adopted the GulfMark Offshore, Inc. 2011 Employee Stock Purchase Plan (the “2011 ESPP”), to be effective July 1, 2011, subject to approval by the stockholders of the Company, which approval was obtained on June 7, 2011. As a result of the adoption of the 2011 ESPP, the Company will not make any future grants of awards under the ESPP covered by the Registration Statement. Accordingly, the Company hereby removes from registration 266,659 shares of Common Stock, which constitute all of the shares of Common Stock registered under the Registration Statement that remain unissued under the ESPP as of July 8, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, GulfMark Offshore, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 8, 2011.

GULFMARK OFFSHORE, INC.
By:	/s/ Quintin V. Kneen
Quintin V. Kneen
Executive Vice President (Principal Financial Officer)